Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports 2.2% Consolidated Comparable Sales Increase in 2016 First Quarter, Reiterates Annual Guidance and Announces Exploration of Strategic Alternatives

  Consolidated comparable sales increase 2.2%
  New Discovery store format sales increase 14.0%
  Retail gross margin expands 160 basis points to 48.4%
  Pre-tax income of $5.3 million, includes $1.9 million in planned new business initiative costs related to Discovery store rollout and international expansion
  Reiterates expectation for a 15% to 25% increase in GAAP pre-tax income in fiscal 2016
  Board of Directors authorizes an exploration of a full range of strategic alternatives to potentially accelerate key growth initiatives while enhancing total shareholder value

ST. LOUIS--(BUSINESS WIRE)--May 3, 2016--Build-A-Bear Workshop, Inc. (NYSE:BBW) today reported results for the first quarter ended April 2, 2016. The first quarter included increased net revenues, positive consolidated comparable sales and expansion in gross margin. As planned, first quarter net income was negatively impacted by the expenses related to the rollout of the Company’s new Discovery format stores and costs related to international expansion, including China. In addition, the Company’s tax rate rose to 33.3% from 3.3% in the 2015 first quarter, due to the release of the tax valuation allowance in 2015.

Fiscal First Quarter 2016 Highlights (13 weeks ended April 2, 2016)

  Consolidated comparable sales (stores and e-commerce) increased 2.2% following a 2.2% increase in the fiscal 2015 first quarter. The fiscal 2016 first quarter included a 3.0% increase in North America, following a flat performance in the fiscal 2015 first quarter and a 1.8% decrease in Europe, following an increase of 14.0% in the fiscal 2015 first quarter;
  Sales from Discovery format stores (15 stores as of quarter end) increased 14.0% and included a 14.1% increase in North America and a 13.4% increase in Europe;
  Retail gross margin expanded 160 basis points to 48.4% compared to 46.8% in the fiscal 2015 first quarter;
  Pre-tax income was $5.3 million, which included $1.9 million in business expansion costs, compared to pre-tax income of $7.1 million in the fiscal 2015 first quarter;
  Tax expense increased to $1.8 million with a tax rate of 33.3% compared to a tax expense of $0.2 million with a tax rate of 3.3% in the fiscal 2015 first quarter. The change in the Company’s tax rate as compared to the prior year’s first quarter was driven by the release of its tax valuation allowance in fiscal 2015; and
  Net income was $3.5 million, or $0.22 per diluted share, compared to net income of $6.8 million, or $0.40 per diluted share, in the fiscal 2015 first quarter.

Sharon Price John, Build-A-Bear Workshop President and Chief Executive Officer commented, “In the quarter, we delivered higher revenue, positive consolidated comparable sales and expansion in gross margin. The 15 stores in our Discovery format achieved an average sales increase of 14% and continue to outpace our heritage stores on all key metrics. These consistently strong results support our planned investments in the ongoing rollout of the Discovery format stores with both remodels and new locations, including our expansion into China with a flagship store at the Shanghai Disney Resort that is scheduled to open in June.

“As expected, the expenses associated with these initiatives had a negative impact on our profitability in the quarter. However, we have strategically elected to make these key investments during the first half of the year to maximize the number of Discovery locations open during our historically strongest season, the fourth quarter,” continued Ms. John. “Our confidence in this strategy is reflected in the reiteration of our annual guidance, which includes an expectation of a 15% to 25% increase in pre-tax income in fiscal 2016 while delivering our fourth consecutive year of increased consolidated comparable sales and improved profitability.”

Additional Fiscal First Quarter 2016 Details (13 weeks ended April 2, 2016)

  Total revenues were $95.0 million compared to $93.4 million in the fiscal 2015 first quarter;
  Consolidated net retail sales were $94.1 million compared to $91.7 million in the fiscal 2015 first quarter. The increase in net retail sales is primarily attributable to higher consolidated comparable sales, new store sales and the recognition of gift card breakage as revenue partially offset by the impact of currency and closed stores;
  Comparable e-commerce sales increased 1.0%, following an 8.8% increase in the fiscal 2015 first quarter;
  Selling, general and administrative expenses (“SG&A”) were $39.7 million, or 41.8% of total revenues compared to $37.2 million, or 39.9% of total revenues in the fiscal 2015 first quarter. This expected increase in SG&A versus the prior year’s first quarter is primarily due to a shift in the timing of marketing expenses, increased compensation expense, and investments in new business initiatives and international expansion to support the execution of the Company’s stated strategies; and
  Business expansion expenses were $1.9 million including store preopening expenses of $1.2 million associated with the first and second quarter openings of the Company’s new and remodeled Discovery format stores. The Company opened four of these locations in the fiscal 2016 first quarter and expects to open a minimum of 30 additional new or remodeled Discovery stores in the remainder of the year, with the majority of these occurring in the second quarter.

Store Activity

During the first quarter, the Company had nine stores closures and one new store opening. As of April 2, 2016, the Company operated 321 Company-owned stores, including 15 in its new Discovery format, with 264 locations in North America and 57 in Europe. The Company’s international franchisees ended the period with 76 stores in 11 countries.

Balance Sheet

The Company ended the fiscal 2016 first quarter with cash and cash equivalents totaling $30.8 million and no borrowings under its revolving credit facility. Total inventory at quarter-end was $54.0 million compared to $51.2 million in the prior year, an increase of 5.5%. In the fiscal 2016 first quarter, capital expenditures were $6.2 million, and depreciation and amortization was $3.8 million.

Share Repurchase Activity

During the fiscal 2016 first quarter, the Company repurchased approximately 133,000 shares of its common stock for an aggregate amount of $1.5 million.

Review of Strategic Alternatives

The Company’s Board of Directors authorized an exploration of a full range of strategic alternatives. The Company retained Guggenheim Securities, LLC as its financial advisor and Bryan Cave LLP as its legal counsel to assist with the strategic review.

Commenting on the strategic review, Sharon Price John stated, “The disciplined execution of our strategy has led to three consecutive years of positive consolidated comparable sales and profit growth fueled by margin expansion and improved operational metrics, such as the highest average transaction value in our history while consistently generating strong cash flow. The authorization to explore strategic alternatives by our Board will enable us to evaluate the various opportunities to potentially accelerate our key growth initiatives while enhancing total shareholder value.”

No timetable has been set for the Company’s review process. The Company does not expect to comment further or update the market with any additional information on the process unless and until its Board of Directors deems disclosure appropriate or necessary. There is no assurance that this exploration will result in any strategic alternatives being announced or executed.

Fiscal 2016 Outlook

For fiscal 2016, the Company continues to expect:

  Total revenue to increase in the low to mid-single digit range compared to the prior year;
  Consolidated comparable sales to increase in the low-single digit range;
  GAAP pre-tax income to grow 15% to 25% compared to the prior year;
  A tax rate of approximately 30%;
  Capital expenditures in the range of $25 million to $30 million and depreciation and amortization in the range of $17 million to $19 million; and
  To end the year with 340 to 345 stores, 45 to 55 of which are expected to be in its new Discovery format.

2016 Key Strategic Initiatives

To increase shareholder value, the Company expects to continue to execute its “MORE” strategic plan which is designed to leverage the power of the Build-A-Bear brand by extending into more places with more products to reach more people to deliver more long-term profitability with key initiatives in four areas outlined below:

Expanding into More Places

The Company plans to expand its owned and operated locations in 2016 by adding 10 to 15 stores, net of closures. Through a combination of remodels and new openings, the Company expects to end the year with between 45 and 55 stores in its Discovery format. During the first quarter, the Company completed remodels of flagship locations at Broadway at the Beach in Myrtle Beach, South Carolina; Trafford Centre in Manchester, England; and Tivoli Gardens in Copenhagen, Denmark. The Company is also on schedule to open a Discovery format location in the new Disneytown at the Shanghai Disney Resort in China in June 2016. The Company also plans to continue to diversify its real estate portfolio with the addition of outlet format stores, shop-in-shops and seasonal pop-up locations. The Company also expects to offer a branded experience on board Carnival Cruise Line ships through a wholesale agreement, beginning in June of 2016.

Developing More Products

The Company plans to continue to develop and expand its offering of intellectual property concepts designed to appeal to key consumer segments. To that end, the Company recently successfully launched its new Horses & Hearts Riding Club collection targeting its older girl segment which has delivered higher than average dollars per transaction with high attachment rates of accessory items to the plush products. In addition, updates to established properties including Honey Girls and Promise Pets, continued to fuel consumer interest. Each of the Company’s intellectual property concepts are supported by digital content of videos, games and/or music. The Company also expects to continue to expand its wholesale and outbound licensed programs with the addition of relevant categories throughout 2016, such as Spin Master Corp. and Frankford Candy Build-A-Bear branded products that will launch during the second half of the 2016 fiscal year.

Attracting More People

The Company expects to leverage its relationships with key licensors to reach more people, particularly with the teen-plus consumer, through a compelling offering of affinity, collectible, entertainment, sports and fashion properties. Accordingly, the Company continued to develop its Sports Central collection by offering limited edition products tied to major championship sporting events such as the exclusive Denver Bronco’s 50th Anniversary Super Bowl bear which quickly sold out. The Company expects its planned launch of enhanced enterprise selling capabilities, which will allow consumers to order in store for home delivery, to continue to expand this business. In addition, the Company expects to attract its core segments and affinity consumers with new Marvel products in advance of the upcoming film, Captain America: Civil War, as well as launches tied to upcoming theatrical releases including Paramount Pictures’ Teenage Mutant Ninja Turtles: Out of the Shadows and Disney-Pixar’s Finding Dory.

Driving More Profitability

The Company expects to increase its 2016 GAAP pretax profit by 15% to 25% over its 2015 fiscal results by the disciplined execution of its stated strategies including those initiatives detailed above as well as its on-going efforts in process improvement and organizational efficiency, system upgrades, value engineering and strategic pricing to enhance merchandise margins.

Today’s Conference Call Webcast

Build-A-Bear Workshop will host a live Internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations Web site, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

A replay of the conference call webcast will be available in the investor relations Web site for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on May 10, 2016. The telephone replay is available by calling 885.384.5517. The access code is 13634730.

About Build-A-Bear

Founded in St. Louis in 1997, Build-A-Bear, a global brand kids love and parents trust, seeks to add a little more heart to life. Build-A-Bear Workshop has approximately 400 stores worldwide where guests can create customizable furry friends, including company-owned stores in the United States, Canada, Denmark, Ireland, Puerto Rico, and the United Kingdom, and franchise stores in Africa, Asia, Australia, Europe, Mexico and the Middle East. The company was named to the FORTUNE 100 Best Companies to Work For® list for the eighth year in a row in 2016. Build-A-Bear Workshop, Inc. (NYSE: BBW) posted total revenue of $377.7 million in fiscal 2015. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All of the information concerning the potential outcome of exploring strategic alternatives, our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 17, 2016 and other periodic reports filed with the SEC which are incorporated herein.

All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Income Statements
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	April 2,	% of Total	April 4,	% of Total
	2016	Revenues (1)	2015	Revenues (1)
Revenues:
Net retail sales	$94,056	99.0	$91,664	98.1
Commercial revenue	481	0.5	1,178	1.3
Franchise fees	439	0.5	551	0.6
Total revenues	94,976	100.0	93,393	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	48,557	51.6	48,792	53.2
Cost of merchandise sold - commercial (1)	249	51.8	360	30.6
Selling, general and administrative	39,681	41.8	37,220	39.9
Store preopening	1,244	1.3	20	0.0
Interest (income) expense, net	(27)	(0.0)	(51)	(0.1)
Total costs and expenses	89,704	94.4	86,341	92.4
Income before income taxes	5,272	5.6	7,052	7.6
Income tax expense	1,754	1.8	230	0.2
Net income	$3,518	3.7	$6,822	7.3

Income per common share:
Basic	$0.22		$0.41
Diluted	$0.22		$0.40
Shares used in computing common per share amounts:
Basic	15,410,699		16,399,397
Diluted	15,592,347		16,671,340
(1)	Selected income statement data expressed as a percentage of total revenues, except cost of merchandise sold - retail and cost of merchandise sold - commercial that are expressed as a percentage of net retail sales and commercial revenue, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	April 2,	January 2,	April 4,
	2016	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$30,778	$45,196	$54,679
Inventories	53,982	53,877	51,170
Receivables	10,440	13,346	8,182
Prepaid expenses and other current assets	15,070	16,312	13,891
Total current assets	110,270	128,731	127,922

Property and equipment, net	68,886	67,741	59,223
Deferred tax assets	10,863	10,864	2,835
Other intangible assets, net	1,557	1,738	252
Other assets, net	4,439	4,260	1,805
Total Assets	$196,015	$213,334	$192,037

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$27,812	$42,551	$23,504
Accrued expenses	17,960	19,286	18,666
Gift cards and customer deposits	31,617	35,391	31,982
Deferred revenue	2,485	2,633	2,739
Total current liabilities	79,874	99,861	76,891

Deferred rent	13,167	12,156	12,660
Deferred franchise revenue	681	728	890
Other liabilities	1,213	1,175	1,155

Stockholders' equity:
Common stock, par value $0.01 per share	158	158	173
Additional paid-in capital	65,713	66,009	70,780
Accumulated other comprehensive loss	(10,614)	(9,971)	(9,697)
Retained earnings	45,823	43,218	39,185
Total stockholders' equity	101,080	99,414	100,441
Total Liabilities and Stockholders' Equity	$196,015	$213,334	$192,037

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

	13 Weeks	13 Weeks
	Ended	Ended
	April 2,	April 4,
	2016	2015

Other financial data:
Retail gross margin ($) (1)	$45,499	$42,872
Retail gross margin (%) (1)	48.4%	46.8%
E-commerce sales	$3,242	$3,249
Capital expenditures (2)	$6,185	$2,878
Depreciation and amortization	$3,811	$4,218

Store data (3):
Number of company-owned retail locations at end of period
North America	264	257
Europe	57	60
Total company-owned retail locations	321	317

Number of franchised stores at end of period	76	71

Company-owned store square footage at end of period (4)
North America	716,751	713,605
Europe	82,436	86,188
Total square footage	799,187	799,793

Consolidated comparable sales change (5)
North America	3.0%	(0.1)%
Europe	(1.8)%	14.0%
Consolidated	2.2%	2.2%

Stores	2.2%	2.0%
E-commerce	1.0%	8.8%
Consolidated	2.2%	2.2%

(1)	Retail gross margin represents net retail sales less retail cost of merchandise sold. Retail gross margin percentage represents retail gross margin divided by net retail sales.

(2)	Capital expenditures represents cash paid for property, equipment, other assets and other intangible assets.

(3)	Excludes e-commerce. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom, Ireland and Denmark.

(4)	Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe is estimated selling square footage.

(5)	Comparable sales percentage changes are based on net retail sales and exclude the impact of foreign exchange. Stores are considered comparable beginning in their thirteenth full month of operation.

CONTACT:
Build-A-Bear Workshop
Investors:
Voin Todorovic, 314-423-8000 x5221
or
Media:
Beth Kerley
bethk@buildabear.com